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EXHIBIT (10)b)(iii) - AGREEMENTS OF PARTICIPANTS MODIFYING
                      AGREEMENTS DESCRIBED IN EXHIBIT (10)b)(ii)





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          AGREEMENT made as of this 23rd day of March, 1993, effective as of the
1st day of April, 1992, by and between STATE BANCORP, INC. ("Bancorp"), a New York corporation, having offices at 699 Hillside Avenue, New Hyde Park, New York and ___________________________________________________________ ("Participant").

                                   WITNESSETH:

          WHEREAS, Participant has served as a member of the Board of Directors of Bancorp and of its wholly-owned subsidiary, STATE BANK OF LONG ISLAND ("the Bank"); and

          WHEREAS, Participant is a participant in the Directors Incentive Retirement Plan ("the Plan") of Bancorp; and

          WHEREAS, Participant is entitled to receive, as such participant, payment of retirement benefits over a period of five (5) years following retirement as a director of Bancorp; and

          WHEREAS, Bancorp has requested that Participant cancel and surrender his rights in, to and under the Plan; and

          WHEREAS, Participant is willing to cancel and surrender his rights in, to and under the Plan in exchange for Bancorp's obligation to make the payments provided for in this agreement.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable

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consideration, it is mutually covenanted and agreed by and between the parties as follows:

          1.  PAYMENTS:

          (a) In full and complete satisfaction and discharge of all of the rights of Participant under the Plan, Bancorp agrees to pay to Participant or to his designated beneficiary until March 1, 2007, the sum of $12,350.00 annually, in monthly installments of $1,029.16 on the first day of each month, the first payment to be made on April 1, 1992.

          (b) If Participant shall die prior to March 1, 2007, the Bank shall make the balance of such payments to the designated beneficiary of Participant to and including March 1, 2007. If both Participant and his designated beneficiary shall die prior to March 1, 2007, the Bank shall make payment of the balance of such amounts to the estate of the designated beneficiary of Participant.

          (c) The beneficiary is a designated beneficiary for the purposes of this Agreement only as designated by Participant on a form provided by the Corporation and delivered to the Corporation before the death of Participant. Participant may change his designation at any time without the consent of any prior beneficiary. If Participant dies and there is no designated beneficiary then surviving, the amounts payable under paragraph (a) of this Article shall be payable to the estate of Participant.


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          (d)  The rights of Participant or any beneficiary of Participant shall be solely those of an unsecured creditor of the Corporation. If the Corporation shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, then, except as otherwise expressly provided, such policy or other asset shall not be deemed to be held under any trust for the benefit of Participant or his beneficiary or to be collateral security for the performance of the obligation of the Corporation, but shall be, and remain, a general, unpledged, unrestricted asset of the Corporation.

          2. RESTRICTIVE COVENANT: Participant agrees that so long as he is receiving payments pursuant to the terms of this agreement, he will not accept employment from, or serve in any capacity with, any other person, firm or corporation which is at such time engaged in the business of a like or similar nature to the business then being conducted by Bancorp or the Bank or by any subsidiary or affiliate of either of them, provided, however, that the rendering of legal services by Participant, or any law firm of which he is a partner, counsel or associate, to any such person, firm or corporation shall not be deemed a breach of this restriction. Breach of this restriction by Participant shall result in the forfeiture of all rights of Participant to any future payments due under this agreement.


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          3.  CONSULTING SERVICES:  Effective as of the date hereof and as long as Participant continues to receive monthly payments pursuant to this Agreement, Participant shall consult with Bancorp and any of its subsidiaries in an advisory capacity at all times when reasonably requested to do so by Bancorp; provided, however, that the consultations shall be performed in the place or places and time or times and the manner that Participant may from time to time designate, and shall not require a major part of the Participant's time.

          During the period during which the Participant is to render advisory services to Bancorp, Bancorp may suspend, in whole or in part, one or more payments to the Participant, or discontinue them in their entirety, if the Participant without the Bancorp's prior consent in writing:

          a. renders services to, or permits the use of his name by, any organization engaged in the same or a similar line of activity as Bancorp, or in competition with it; or

          b. fails to hold himself reasonably available for consultation, by Bancorp management personnel, on corporate matters within his particular field of knowledge and experience.

          The amount of any and all payments thus suspended or discontinued shall be forfeited. However, the condition of subparagraph b, above, shall not be deemed violated if the


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failure of the Participant is due to reason of health (including physical or mental infirmity), or if compliance with such condition would subject him to more than nominal expenses or loss of income.

          4. RELINQUISHMENT OF RIGHTS: It is the intention of both Bancorp and Participant that the provisions of this agreement are in place instead of any rights that Participant may have under the Plan. Participant does hereby irrevocably waive, relinquish and forego any and all rights and benefits to which he may be entitled under the Plan, the rights and benefits provided for in this agreement being in complete substitution therefor.

          5. WAIVER, MODIFICATION OR CANCELLATION: Any waiver, alteration, or modification of any of the provisions of this agreement shall not be valid unless in writing and signed by the parties.

          6. CONSTRUCTION: This agreement shall be governed by the Law of the State of New York.

          7. BINDING EFFECT: This agreement shall be binding upon and inure to the benefit of Bancorp, its successors and assigns.

          8. This agreement supersedes a prior agreement between Bancorp and Participant dated April 1, 1992.


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          IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.


                                           STATE BANCORP, INC.


                                        BY:
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